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                                                                     EXHIBIT 5.1
               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                              One Financial Center
                           Boston, Massachusetts 02111

                                                                617 542 6000
                                                                617 542 2241 fax

                                 April 10, 2002

The Aristotle Corporation
27 Elm Street
New Haven, Connecticut 06510

Ladies and Gentlemen:

     We have acted as counsel to The Aristotle Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (File No. 333-_____) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") for the purpose of registering with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), up to (a) 15,000,000 shares of the Company's common stock, $0.01 par value per share ("Common Stock") (the "Merger Shares") pursuant to the Agreement and Plan of Merger, dated as of November 27, 2001 by and among the Company, Geneve Corporation, Nasco Holdings, Inc. and Nasco International, Inc. (the "Merger Agreement"), (b) 1,285,482 shares of the Company's Series I $6.00 convertible voting cumulative 11% preferred stock, $0.01 par value, per share (the "Series I Preferred Shares") to be issued as a stock dividend (the "Dividend") to holders of Common Stock immediately prior to the Merger (as defined in the Merger Agreement) and (c) 1,114,000 shares of Common Stock issuable upon conversion of the Series I Preferred Shares (the "Conversion Common Shares," and together with the Merger Shares and Series I Preferred Shares, the "Shares").

     In connection with the rendering of the opinion set forth below, we have examined, are familiar with and, to the extent we deemed appropriate, we have relied on originals or copies, certified or otherwise, identified to our satisfaction, of (i) the Registration Statement, (ii) the Restated Certificate of Incorporation of the Company currently in effect, (iii) the Amended and Restated By-laws of the Company currently in effect, (iv) the Merger Agreement,
(v) the form of Amended and Restated Certificate of Incorporation of the Company to be filed with the Secretary of State of the State of Delaware immediately prior to the issuance of the Dividend (the "Amended Charter"), (vi) the resolutions adopted by the Board of Directors of the Company on November 21, 2001, relating to the Merger Agreement and certain related matters and (vii) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of the Company or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

     In our examination, we have (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) assumed the conformity to original

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Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

The Aristotle Corporation.
April 10, 2002
Page 2

documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the records, documents, instruments and certificates we have reviewed. In rendering the opinion set forth below, we have assumed that such parties had, have or will have all requisite power and authority to execute and deliver all agreements, documents, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such parties of all such agreements, documents, instruments and certificates and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Our opinion is limited to the laws of the State of Delaware (including the applicable provisions of the Delaware General Corporation Law and the reported judicial decisions interpreting the laws) and the federal laws of the United States of America. We express no opinion with respect to the laws of any other jurisdiction and no opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Merger Shares have been duly authorized for issuance in connection with the Merger and, upon consummation of the Merger, the issuance of the Merger Shares and the delivery of proper stock certificates therefor in accordance with the terms and conditions of the Merger Agreement, the Merger Shares will be validly issued, fully paid and non-assessable.

     2. Assuming authorization of the Dividend by the Board of Directors of the Company and the filing of the Amended Charter with the Secretary of State of the State of Delaware, the Series I Preferred Shares will be duly authorized for issuance in connection with the Dividend and the Conversion Common Shares will be duly authorized for issuance in connection with the conversion of the Conversion Common Shares, upon consummation of the Dividend, the issuance of the Series I Preferred Shares and the delivery of proper stock certificates therefore. The Series I Preferred Shares will be validly issued, fully paid and non-assessable, and upon the conversion of the Series I Preferred Shares, the issuance of the Conversion Common Shares and the delivery of proper stock certificates therefore in accordance with the terms and conditions of the Amended Charter, the Conversion Common Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption "Legal Matters" in the proxy statement-prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

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Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

The Aristotle Corporation.
April 10, 2002
Page 3

     This opinion is furnished by us, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the express written permission of the Company.

                                              Very truly yours,

                                              /s/ Mintz, Levin, Cohn, Ferris,
                                                  Glovsky and Popeo, P.C.

                                              Mintz, Levin, Cohn, Ferris,
                                              Glovsky and Popeo, P.C.